As filed with the Securities and Exchange Commission on April 19, 2016
Registration No. No. 333-180741

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6
TO
FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

MVP REIT, INC.
(Exact Name of Registrant as Specified in its Governing Instruments)

12730 High Bluff Drive, Suite 110
San Diego, California 92130
(877) 684-6871
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Michael V. Shustek
MVP REIT, Inc.
12730 High Bluff Drive, Suite 110
San Diego, California 92130
(877) 684-6871
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Hillel T. Cohn
David M. Lynn
Ben Chung
Morrison & Foerster LLP
707 Wilshire Boulevard
Los Angeles, California 90017
(213) 892-5500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

DEREGISTRATION OF SHARES

In accordance with the undertaking of MVP REIT, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-180741) declared effective September 25, 2012 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 6 to the Registration Statement to deregister unsold primary offering shares of its common stock. Pursuant to this Registration Statement, the Company registered up to $500,000,000 in shares of common stock intended to be sold in the primary offering at $9.00 per share, and $50,000,000 in shares of common stock intended to be sold under its distribution reinvestment plan at $8.73 per share.  The Company ceased offering shares of common stock in its primary offering in September 2015.  The Company issued 11,002,902 shares of common stock for a total of approximately $97.3 million, less offering costs, in the primary offering under this Registration Statement.

By filing this Post-Effective Amendment No. 6 to the Registration Statement, the Company hereby terminates the primary offering of shares on this Registration Statement and deregisters all shares of its common stock that remain unsold under the Registration Statement and are not intended to be sold under the distribution reinvestment plan. From time to time, the Company continues to offer the distribution reinvestment plan shares registered on this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 19 day of April, 2016.

MVP REIT, INC.

By:	/s/ Michael V. Shustek
Michael V. Shustek
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name		Title	Date
/s/ Michael V. Shustek		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 19, 2016
Michael V. Shustek

/s/ Tracee Gress		Chief Financial Officer (Principal Financial Officer)	April 19, 2016
Tracee Gress

/s/ Robert J. Aalbert*		Director	April 19, 2016
Robert J. Aalberts

/s/ Nicolas Nilsen*		Director	April 19, 2016
Nicolas Nilsen

/s/ John E. Dawson*		Director	April 19, 2016
John E. Dawson

/s/ Daryl C. Idler, Jr.*		Director	April 19, 2016
Daryl C. Idler, Jr.

*By:	/s/ Michael V. Shustek	Attorney in Fact	April 19, 2016